EXHIBIT 23.3

KPMG Deutsche
Treuhaud-Gesellschaft
Aktiengesellschaft
Wirtschaftsprüfungsgesellschaft

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Board of Directors
Telefónica, S.A.

We consent to the use of our report dated January 28,2004 with respect to ale consolidated balance sheets of Lycos Europe N.V. and Subsidiaries as of December 31, 2003 and 2002, and the related coilsolidated statements of operations, shareholders' equity, cash flows and comprehensive income for each of the years in the two-year period ended December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

KPMG Deutsche Treuhnnd-Gesellschnft
Aktiengesellschaft
Wirtschaftsprüfungsgesellschaft

Düsseldorf, Germany
March 3, 2005

/s/ Stefan Haas	/s/ Charlotte Niessen
Stefan Haas	Charlotte Niessen
Wirtschaftsprüfer	Wirtschaftsprüferin